EXHIBIT 23.5

CONSENT

The undersigned hereby consents to the disclosure of the relationship of Brightmail Incorporated, a Delaware corporation (“Brightmail”), with the undersigned, including use of the results and conclusions of Veritest’s evaluation and testing of the Brightmail product, as published in any Veritest Reports (listed below), in any registration statement on Form S-1 (“Registration Statement”) to be filed in connection with Brightmail’s initial public offering.

Date: 3/18, 2004

Veritest

By:	/s/ C. Kaplan

Name:	C. Kaplan
Title:	Bus. Dev. Dir.

Veritest Reports:

Brightmail Anti-Spam Comparative Performance Test – Accuracy, April 2003

Brightmail Anti-Spam Comparative Performance Test – Effectiveness, April 2003